Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Black Spade Acquisition Co (the “Company”) on Amendment No. 1 to Form S-1 of our report dated March 22, 2021, (except for Note 2 and Note 8, as to which the date is May 19, 2021, and Note 9, as to which the date is June 29, 2021) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Black Spade Acquisition Co as of March 4, 2021 and for the period from March 3, 2021 (inception) through March 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

July 12, 2021

www.marcumbp.com